Exhibit 99.1

NEWS RELEASE

Bonanza Creek Energy Announces the Termination of its Merger Agreement with SandRidge Energy

DENVER, December 28, 2017 — Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or “the Company”) announces that it has agreed to terminate its previously announced agreement to merge with SandRidge Energy, Inc. (NYSE: SD) (“SandRidge”).

After consultation with SandRidge’s largest shareholders, SandRidge’s Board of Directors concluded that it would not receive approval for the transaction at its planned special meeting.  An agreement between Bonanza Creek and SandRidge was then reached to mutually terminate the merger agreement.

As part of the mutual termination agreement, SandRidge will reimburse Bonanza Creek for transaction-related expenses up to $3.7 million.

Jack Vaughn, the Chairman of Bonanza Creek’s Board of Directors, stated, “While we are disappointed with this result, we are very pleased with the progress that Bonanza Creek has made this year and will continue to focus on developing Bonanza Creek’s assets and maximizing value for our shareholders.  Given the competence and dedication of our team, the high quality of our assets, our strong balance sheet, and our strategic flexibility, we look forward to this effort.  We intend to provide an operational update, along with an announcement of our 2018 capital program and guidance, in January.”

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

For further information please contact:

James R. Edwards

Director — Investor Relations

jedwards@bonanzacrk.com

720-440-6136